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                                  EXHIBIT 23.1

                      Consent of KPMG LLP, Independent Auditors







                         Consent of Independent Auditors


The Board of Directors
Netopia, Inc.:

We consent to incorporation herein by reference in the registration statement dated on or about March 24, 1999, on Form S-8 of Netopia, Inc. of our report dated November 4, 1998, except as to Note 9, which is as of December 17, 1998, relating to the consolidated balance sheets of Netopia, Inc. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1998, and our report on the related financial statement schedule, which reports appear in the September 30, 1998, annual report on Form 10-K of Netopia, Inc.


/s/ KPMG LLP

San Francisco, California
March 23, 1999